Exhibit 10.10

                         SEVERANCE PROTECTION AGREEMENT


          This Severance Protection Agreement (the "Agreement") is entered into as of January 1, 2000 (the "Effective Date") between James F. Etter ("Executive") and AmeriVest Properties Inc., a Maryland corporation (the "Company"). For purposes of this Agreement, each of Executive and the Company is individually referred as a "Party", and Executive and the Company are referred to collectively as the "Parties".

Recital
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          This Agreement sets forth the understanding between the Company and the Executive concerning the circumstances under which Executive will be entitled to receive severance benefits in the event that Executive's employment with Company terminates under the circumstances identified in this Agreement and describes the nature and amount of the severance benefits.

Agreement
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          In consideration of the premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

          1. Definitions.

               1.1. Accrued Compensation. For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the date for which the determination is made but that is not paid as of that date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law.

               1.2. Base Amount. For purposes of this Agreement, "Base Amount" shall mean the Executive's annual base salary at the rate in effect on the Termination Date, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

               1. Cause. For purposes of this Agreement, a termination of employment is for "Cause" if the Executive has been convicted of a felony involving moral turpitude or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board of Directors of the Company (the "Board") that the Executive (a) intentionally and continually failed substantially to perform Executive's reasonably assigned duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the Executive's assignment of duties that would constitute "Good Reason" as hereinafter defined), which failure continued for a period of at least 30 days after a written notice

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     of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided however, that no termination of the Executive's employment shall be for Cause until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in this Section 1.4 and specifying the particulars thereof in detail, and (y) for a 10-day period following delivery of the notice, the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires). Neither an act nor a failure to act, on the Executive's part, shall be considered "intentional" unless such act or failure to act by the Executive involved a lack of good faith and a lack of reasonable belief on the part of the Executive that the Executive's action or failure to act was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement. In determining the two-thirds majority of the Board required by the provisions of the first sentence of this paragraph, the Executive shall not be counted in either the numerator or the denominator of the fraction.

               1.5. Company. For purposes of this Agreement, the "Company" shall include the Company's "Successors and Assigns" (as hereinafter defined).

               1.6. Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for a period of 90 consecutive days and the Executive has not returned to his full time employment prior to the Termination Date as stated in the "Notice of Termination" (as hereinafter defined).

               1.7. Good Reason.

                    (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the events or conditions described in subsections (1) through (9) hereof:

                         (1) a change in the Executive's status, title or
               position to a status, title or position not equal to at least an executive vice president, or a change in the Executive's responsibilities (including reporting responsibilities) to responsibilities other than in one or more of the areas of finance, accounting, human resources, senior property management, director or senior supervision, property acquisitions, investor relations or other public company matters, which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities, including responsibilities other than in the areas set forth above; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, including as a director of the Company, except in connection with the termination of his employment for Disability, Cause, as a result of his death, or by the Executive other than for Good Reason;

                         (2) a reduction in the Executive's base salary or any
               failure to pay the Executive any compensation or benefits to which Executive is entitled within five days of notice thereof;

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                         (3) during the first three years of this Agreement, the
               Company's requiring the Executive to be based at any place outside a 25-mile radius from his current place of employment, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to a Change in Control;

                         (4) the failure by the Company to provide the Executive
               with compensation and employee benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to the following (collectively, the "Benefits"): those paid to other Executives of the Company or of Sheridan Realty Advisors, LLC (the "Advisor") at the senior vice-president and/or executive vice president level (the "Peer Group);

                         (5) the insolvency or the filing (by any party,
               including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within 60 days;

                         (6) any material breach by the Company of any provision
               of this Agreement;

                         (7) any purported termination of the Executive's
               employment for Cause by the Company which does not comply with the terms of Section 1.4;

                         (8) any event or occurrence constituting "good reason,"
               as it may be defined in any agreement between the Executive and the Company or any of its affiliates; or

                         (9) the failure of the Company to obtain an agreement,
               satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in
               Section 6 hereof.

                    (b) The Executive's right to terminate his employment pursuant to this Section 1.7 shall not be affected by his incapacity due to a Disability.

               1.8. Notice of Termination. For purposes of this Agreement, "Notice of Termination" shall mean a written notice of termination from the Company of the Executive's employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               1.9. Successors and Assigns. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise, and any affiliate of such Successors and Assigns.

               1.10. Termination Date. For purposes of this Agreement, "Termination Date" shall mean (a) in the case of the Executive's death, his date of death, (b) in the case of Good Reason, the last day of his employment, and (c) in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, further provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.

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         2. Termination of Employment.

               2.1 Severance Pay and Benefits. If, during the term of this Agreement, the Executive shall cease to be employed by Company, the Executive shall be entitled to the compensation and benefits described below depending upon the circumstances related to such cessation of employment.

                    (a) If the Executive's employment with the Company shall be terminated: (i) by the Company for Cause, (ii) by the Executive other than for Good Reason, or (iii) by the Executive because of death or Disability, the Company shall pay to the Executive the Accrued Compensation.

                    (b) If the Executive's employment with the Company shall be terminated before the Executive's death (i) by the Company other than for Cause or Disability, or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following:

                         (1) the Company shall pay the Executive all Accrued
               Compensation;

                         (2) the Company shall pay the Executive or his
               beneficiary as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, for a period ending on the earlier to occur of eighteen (18) months following the Termination Date or Executive's sixty-fifth (65th) birthday (the "Continuation Period"), monthly payments equal to one-twelfth (1/12) of the Base Amount; and

                         (3) for the duration of the Continuation Period, the
               Company shall at its expense continue the Benefits on behalf of the Executive and Executive's dependents and beneficiaries, including the payment of premiums for medical, dental and life insurance provided to the Executive or anyone in the Executive's Peer Group during the thirty (30) day period prior to the Termination Date. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (3) shall not be interpreted so as to limit any benefits to which the Executive, Executive's dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                         (4) all outstanding stock options and warrants
               (consisting of those options and warrants issued to the Executive by the Company for compensation and/or incentive purposes and not options or warrants purchased by the Executive for investment purposes) held by Executive shall become exercisable upon the

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               Termination Date, and those options and warrants shall remain exercisable until their respective expiration dates without regard to the termination of Executive's employment, except that any outstanding options held by Executive that are incentive stock options in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"), shall be deemed to be non-qualified options at such time that they may no longer be treated as incentive stock options in accordance with Section 422 of the IRC. The exercisability of any stock options or warrants issued to the Advisor and allocated to the benefit of Executive shall be governed by the terms of the Equity Compensation Agreement between the Executive and the Advisor.

               2.2 Payment Form. The Accrued Compensation to be paid pursuant to Sections 2.1(a) or 2.1(b)(1) shall be paid in a single lump sum cash payment within 30 business days after the Executive's Termination Date (or earlier, if required by applicable law).

               2.3 No mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2.1(b)(3).

               2.4 Other severance arrangements. If the Executive is entitled to severance pay and benefits pursuant to this Agreement, the following shall apply:

                    (a) The severance pay and benefits provided for in this
          Section 2 shall be reduced by the amount of any other severance or termination pay to which the Executive may be entitled under any agreement with the Company or any of its Affiliates.

                    (b) The Executive's entitlement to any other compensation or benefits or any indemnification shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices or any employment agreement or indemnification agreement then in effect.

          3. Notice of Termination. Any purported termination of the Executive's employment by the Company shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

          4. Excise Tax Limitation.

               4.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Executive shall have given prior written

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     notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

               4.2 The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company's expense, by an accounting firm selected by the Executive which is one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon the Company and the Executive.

     5. Successors; Binding Agreement.

               5.1. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

               5.2. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

          6. Fees and Expenses. If Executive is the prevailing party, the Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably incurred by the Executive as they become due as a result of (a) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, any such fees and expenses incurred in connection with the Dispute), and (b) the Executive's hearing before the Board as contemplated in Section 1.4 of this Agreement.

          7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, by overnight courier or by facsimile, addressed to the respective addresses and facsimile numbers last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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          8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

          9. No Guaranteed Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time.

          10. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

          11. Mutual Non-Disparagement. The Company, its affiliates and subsidiaries agree and the Company shall use its best efforts to cause their respective executive officers and directors to agree, that they will not make or publish any statement critical of the Executive, or in any way adversely affecting or otherwise maligning the Executive's reputation. The Executive agrees that it will not make or publish any statement critical of the Company, its affiliates and their respective executive officers and directors, or in any way adversely affecting or otherwise maligning the business or reputation of any member of the Company, its affiliates and subsidiaries and their respective officers, directors and employees.

          12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without giving effect to the conflict of laws principles thereof.

          14. Arbitration. Each of the Company and Executive agrees that any claim, controversy or dispute that may arise directly or indirectly in connection with Executive's employment or termination of employment, and /or any associated or related disputes arising therefrom involving the Company and/or any employee(s), Director(s), officer(s), or agent(s) of the Company, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to, disputes

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relating to the making, performance or interpretation of this Agreement; and
claims or other disputes arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. ss.1981, ss.1981a, ss.1983, ss.1985, or ss.1988; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Colorado Anti-Discrimination Act; or any other similar federal, state or local law or regulation, whenever brought, shall be resolved by arbitration. If, however, Executive would otherwise be legally required to exhaust administrative remedies to obtain legal relief, Executive can and must exhaust such administrative remedies prior to pursuing arbitration. The only legal claims between Executive and the Company that are not included for arbitration within this Agreement are claims for workers' compensation or unemployment compensation benefits. By signing this Agreement, Executive voluntarily, knowingly and intelligently waives any right Executive may otherwise have to seek remedies in court or other forums, including the right to a jury trial. The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to seek remedies against Executive in court or other forums, including the right to a jury trial. The Federal Arbitration Act, 9 U.S.C. ss.ss.1-16("FAA") shall govern the arbitrability of all claims, provided that they are enforceable under the FAA, as it may be amended from time to time. In the event the FAA does not govern, the Colorado Uniform Arbitration Act shall apply. Additionally, the substantive law of Colorado, to the extent it is consistent with the terms stated in this Agreement for arbitration, shall apply to any common law claims. This Agreement for arbitration supersedes any prior arbitration agreement between Executive and the Company to the extent they are inconsistent.

          A single arbitrator engaged in the practice of law shall conduct the arbitration under the applicable rules and procedures of the American Arbitration Association ("AAA"), unless otherwise agreed to by the Parties. Any dispute that relates directly or indirectly to Executive's employment with the Company or to the termination of Executive's employment will be conducted under the AAA National Rules for the Resolution of Employment Disputes, effective June 1, 1997. Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator may award punitive damages, as allowed by Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended, regardless of any limitations imposed by federal, state, or local laws regarding amounts that may be awarded in arbitration proceedings. All arbitration proceedings, including without limitation, settlements under this Agreement, will be confidential. The Company and the Executive shall each pay one half of the arbitrator's hourly fees and expenses. The prevailing party in any arbitration shall be entitled to receive reasonable attorneys' fees and related expenses (including the costs of experts, evidence and counsel) as provided by law. The arbitrator's decision and award shall be final and binding, as to all claims that were, or could have been, raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered to any court having jurisdiction thereof. If any party hereto files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

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          15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such invalid or unenforceable provision within the limits of applicable law or applicable court decisions.

          16. Term Of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until the earlier to occur of (a) the termination of Executive's employment with the Company and the satisfaction of both Parties' obligations pursuant to this Agreement, or (b) December 31, 2008.

          17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.




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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement to be effective as of the Effective Date.


                                     THE COMPANY:
                                     AMERIVEST PROPERTIES INC.



                                     By:  /s/ William T. Atkins
                                          --------------------------------------
                                          William T. Atkins
                                          Chairman and Chief Executive Officer


ATTEST:


/s/ Charles K. Knight
-----------------------------------
Charles K. Knight
Secretary, AmeriVest Properties Inc.


                                          EXECUTIVE:
                                          James F. Etter



                                          /s/ James F. Etter
                                          --------------------------------------
                                          James F. Etter, Individually

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